Exhibit  11

                                 EXPERT SOFTWARE, INC.
                             COMPUTATION OF INCOME PER SHARE
                             (In thousands except per share)



                                 Three Months     Six Months
                                    Ended           Ended
                                   June 30,        June 30,
                               ---------------  --------------
                                1997    1996     1997    1996
                               ------- -------  ------- -------
Net income (loss)..............$  224  $(7,992)   $626  $(7,197)
                               ======= =======  ======= =======

Weighted average common stock
outstanding.................... 7,511    7,481   7,511    7,481

Dilutive stock options.........   508       --     446       --
                               ------- -------  ------- -------

Weighted average number of
common stock and common stock
equivalents for primary
earnings per share............. 8,019    7,481   7,957    7,481
                               ======= =======  ======= =======

Net income (loss) per share....$ 0.03   $(1.07)  $0.08   $(0.96)
                               ======= =======  ======= =======






 Primary and fully diluted net income (loss) per share are the same for all periods presented.